AMENDING AGREEMENT

THIS AMENDING AGREEMENT is made with effect as of November 3, 2008,

BETWEEN:

REGENT VENTURES LTD., of Penthouse 8, 1060 Alberni Street,
Vancouver, British Columbia, V5T 4K2

(“Regent")

OF THE FIRST PART

AND:

EUROGAS, INC., of 4087 Nike Drive, Unit #3, West Jordan, Utah, 84088

(the “Purchaser")

OF THE SECOND PART

WHEREAS:

A.

Regent and the Purchaser entered into a Share Option Agreement dated April 22, 2008 (the “Original Agreement”), pursuant to which Regent granted to the Purchaser the exclusive right to acquire all of Regent’s right, title and interest in and to 450 ordinary shares in the capital of McCallan Oil & Gas (U.K.) Ltd. (the “Shares”);

B.	the Purchaser is unable to make the payment of C$1,000,000 on or before November 3, 2008 as required by section 4.1(b) of the Original Agreement;

C.

Regent has agreed to forebear from terminating the Original Agreement and to amend certain terms of the Original Agreement dealing with the deadline for future payments, upon and subject to the terms of this Amending Agreement;

NOW THEREFORE in consideration of the premises and mutual agreements in this Amending Agreement, and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties agree as follows:

1.	Unless otherwise noted herein, all capitalized terms shall have the same meanings as those ascribed to them in the Original Agreement.

2.

Regent agrees to forebear from terminating the Original Agreement and to amend the Original Agreement as set out herein, provided that Regent receives the following share certificates on or before 5:00 pm (Vancouver time) on April 22, 2009:

(a)

a certificate representing 2,000,000 common shares in the capital of the Purchaser (the “Extension Shares”), duly registered in the name of Regent, which Extension Shares shall be fully paid and non-assessable shares, free and clear of all liens, charges, adverse interests or restrictions on resale, except those sales restrictions as normally required under the rules and regulations of the SEC; and

(b)	a replacement certificate representing the EuroGas Shares, with all legends removed such that they are free of all restrictions on resale.

In the event that Regent is not in receipt of both certificates prior to the time set out above, the Original Agreement shall terminate and be of no further force or effect. The Purchaser expressly acknowledges that it shall have no right to any extension of the time for satisfying the above conditions for any reason whatsoever.

3.	Effective as of the date that the conditions in section 2 are satisfied in full, the Original Agreement shall be amended as follows:

	(a)	sections 4.1, 4.2 and 4.3 of the Original Agreement shall be deleted in their entirety and shall be replaced with the following:

"4.1.        Optioned Shares – Relying on the representations and warranties set forth in Section 3 hereof, Regent hereby grants to the Purchaser the sole and exclusive right and Option to acquire all of Regent’s right, title and interest in and to the Shares, which Option may be exercised by the Purchaser on the following basis and for the following consideration (the “Consideration”):

(a)	concurrent with the execution of this Agreement, the Purchaser shall deliver the EuroGas Shares to Regent;

(b)

on or before December 31, 2009, the Purchaser shall pay to Regent the sum of $3,000,000 (the “Cash Consideration”), and Regent shall have the right, at any time and from time to time until December 31, 2009, to convert all or any part of Cash Consideration into a subscription for restricted common shares of the Purchaser (“Conversion Shares”) at prevailing share prices on the following basis:

(i)

Regent shall provide the Purchaser with a written notice of conversion (a “Notice”), and each Notice must state the intention of Regent to convert the Cash Consideration or a portion thereof and the number of Conversion Shares for which Regent is subscribing, the effect of such conversion will be to reduce the Cash Consideration payable to Regent by the amount converted effective from the date the Notice is actually received by the Purchaser;

(ii)

the conversion price of Cash Consideration into Conversion Shares shall equal the last closing price of the Purchaser’s shares as traded on the Frankfurt Stock Exchange (Freiverkehr) in Germany on the trading day preceding the date of the Notice;

(c)

on or before March 31, 2009, the Purchaser shall deliver written confirmation from EuroGas Polska sp.zo.o, a wholly-owned subsidiary of McCallan Oil & Gas (UK) Ltd., to Regent that Regent has been granted the Production Royalty (the “PR Evidence”).

4.2        Exercise of Option – Effective as of the date that the Purchaser has delivered to Regent the EuroGas Shares, the Cash Consideration or Conversion Shares (as the case may be) and the PR Evidence, the Purchaser shall be deemed to have exercised the Option and this Agreement shall thereupon become a binding contract of Purchase and Sale between the Purchaser and Regent.

4.3      Termination of Option – In the event that the Purchaser fails to deliver the Consideration to Regent by the dates specified in Section 4.1 hereof, this Agreement shall be deemed to have been terminated and of no further force or effect, and with such termination the Purchaser shall have forfeited any rights to the Shares, and Regent shall be entitled to retain the Shares together with any part of the Consideration received by Regent from the Purchaser hereunder."

(b)	section 8.1(b) of the Original Agreement shall be deleted in its entirety and shall be replaced with the following:

“(b)	if to the Purchaser at:

4087 Nike Drive
Unit #3
West Jordan, Utah
84088”

(c)	the following shall be added to the Original Agreement as section 9.10:

"9.10.      Waivers – Except as expressly provided in this Agreement, no amendment or waiver will be binding unless made in writing and signed by both parties to this Agreement. No waiver of any provision, or any portion of any provision, of this Agreement will constitute a waiver of any other part of the provision or any other provision of this Agreement nor a continuing waiver unless otherwise expressly provided.”

4.	Regent and the Purchaser will execute and deliver such other documents and do such other things as may be reasonably necessary to give full effect to the transactions contemplated herein.

5.	Except as amended hereby, all other terms and conditions of the Original Agreement remain in full force and effect.

6.

This Amending Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall constitute an original and all of which together shall constitute one instrument.

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7.

Delivery of an executed copy of this Amending Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Amending Agreement as of the date hereinafter set forth.

IN WITNESS WHEREOF the parties hereto have executed this Amending Agreement as of the day and year first above written.

REGENT VENTURES LTD.	)
)
Per: /s/ Rick Wilson	)
)

Authorized Signatory	)

EUROGAS, INC.	)
)
Per: /s/ Wolfgang Rauball	)
)
)
Authorized Signatory	)